Exhibit 16

▪	The Ernst & Young Building	▪	Tel	61 2 9248 5555
	321 Kent Street		Fax	61 2 9262 6565
	Sydney NSW 2000 Australia		DX	Sydney Stock Exchange 10172

CPO Box 2646
Sydney NSW 2001

September 16, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated September 12, 2004, of Marshall Edwards, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs on page 1 and the ninth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained in the first, fifth, sixth, seventh, eighth and tenth paragraphs on pages 1 and 2 of the above referenced filing.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in the paragraph 4 on page 1 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2004 financial statements.

/s/ Ernst & Young

Liability limited by the Accountants Scheme, approved
under the Professional Standards Act 1994 (NSW).